Exhibit 23.2

REM Consulting
N 15607 Timberwood Court
Spokane, Wa 99208

CONSENT OF GEOLOGICAL ENGINEER

I hereby consent to the inclusion and reference of statements made by me regarding the King Claims Project leased by Cyprium Resources Inc. in the Form SB-2 Registration Statement, to be filed by Cyprium Resources Inc. with the United States Securities and Exchange Commission. I further concur with the summary of my report for the King Claims Project, Phonolite Hill Area, Kingston Canyon, Piute County, Utah by Cyprium Resources Inc. included in the Form SB-2 and agree to being named as an expert in the Form SB-2.

Dated in Spokane, Washington: September 10, 2007

                                                                                                                /s/ Robert E. Miller
                                                                                                                Robert E. Miller